Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SECOND QUARTER RESULTS
IRVINE, Calif., July 29, 2021 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended June 30, 2021.
Second Quarter Highlights and 2021 Outlook
•Sales rebounded and grew 49 percent to $1.4 billion; underlying1 sales grew 44 percent
•TAVR sales exceeded expectations and grew 52 percent; underlying sales grew 48 percent
•EPS was $0.78; adjusted1 EPS was $0.64
•Continued progress on five pivotal trials in TMTT
•2021 sales guidance raised to $5.2 to $5.4 billion from $4.9 to $5.3 billion
•2021 adjusted EPS guidance raised to the high end of previous $2.07 to $2.27 range

“We were encouraged by the clear signs of recovery during the second quarter,” said Michael A. Mussallem, chairman and CEO. “Vaccine adoption in key regions has contributed to an increased number of patients seeking and, most importantly, receiving treatment. This quarter, we were pleased that more than 30,000 patients were treated globally with SAPIEN valves, an indication that more patients are benefiting from our life-changing technologies than ever before.”
Second Quarter 2021 Results
Sales for the quarter ended June 30, 2021, were $1.4 billion, up 49 percent over the prior year, or 44 percent on an underlying basis. Sales grew 11 percent on an underlying two-year compounded annual basis compared to the strong pre-pandemic second quarter of 2019. All four product groups delivered strong sales growth, led by TAVR. Diluted earnings per share for the quarter were $0.78, while adjusted earnings per share were $0.64. The company recorded a reduction in the fair value of its contingent liabilities, a $0.14 benefit that was excluded from adjusted earnings per share.
Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported TAVR sales of $902 million, a year-over-year increase of 52 percent on a reported basis, or 48 percent on an underlying basis. Second quarter sales grew 14 percent on an underlying two-year compounded annual basis.

For the full year 2021, the company now anticipates underlying TAVR sales growth of around 20 percent, versus its previous sales growth expectation of 15 to 20 percent.
The company continues to expect the global TAVR opportunity to exceed $7 billion by 2024, up from more than $5 billion today. Beyond 2024, bolstered by two pivotal trials currently being enrolled, the company believes the impact of treating this deadly disease before symptoms, and before the disease becomes severe, has the potential to transform the lives of even more patients.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
Edwards progressed during the quarter in the enrollment of five pivotal trials across the company’s differentiated portfolio of technologies to support patients suffering from mitral and tricuspid regurgitation. The company continues to build a body of compelling clinical evidence reinforced by data presented at recent medical meetings.
Second quarter TMTT sales were $22 million, driven by continued adoption of PASCAL as the company activated more centers across Europe.
Edwards continues to estimate the global TMTT opportunity will triple to approximately $3 billion by 2025 and remains committed to transforming the treatment of patients with mitral and tricuspid valve disease around the world.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $237 million, up 48 percent compared to the second quarter of 2020, or 42 percent on an underlying basis. The growth was driven by increased adoption of the company’s premium RESILIA technologies around the world and rebounding surgical aortic treatment rates in the U.S.
Critical Care sales were $215 million for the quarter, representing an increase of 31 percent versus the second quarter of 2020, or 27 percent on an underlying basis. Sales growth reflected balanced contributions from all product lines, led by HemoSphere platform sales in the U.S., as hospital capital spending continues to show signs of recovery.
Additional Financial Results
For the quarter, the adjusted gross profit margin was 75.9 percent, compared to 74.4 percent in the same period last year, when the company experienced lower sales and substantial costs responding to COVID. This increase was also driven by a more profitable product mix, partially offset by a negative impact from foreign exchange.
Selling, general and administrative expenses in the second quarter were $374 million, or 27.2 percent of sales, compared to $275 million in the prior year. This increase was primarily driven by personnel-related costs, increased commercial activities compared to the COVID-impacted prior year, and the strengthening of non-U.S. currencies, primarily the Euro.

Research and development expenses in the second quarter grew 24 percent to $225 million, or 16.4 percent of sales, compared to $182 million in the prior year.  This increase was primarily the result of continued investments in transcatheter innovations, including increased clinical trial activity.
Free cash flow for the second quarter was $457 million, defined as cash flow from operating activities of $526 million, less capital spending of $69 million.
Cash and investments totaled $2.6 billion as of June 30, 2021.  Total debt was $595 million. The company repurchased 1.3 million shares for $112 million during the second quarter.
Outlook
Overall, the company now expects full year 2021 sales of $5.2 to $5.4 billion versus previous guidance of $4.9 to $5.3 billion. The company is raising full year 2021 adjusted earnings per share guidance to the high end of the previous $2.07 to $2.27 range.
For the third quarter of 2021, the company projects sales to be between $1.29 and $1.37 billion, and adjusted EPS of $0.50 to $0.56.

“We are pleased with our performance in the first half of 2021. To serve the many patients suffering from structural heart disease, we never stopped investing in our people, our innovative technologies, and our new growth capacity,” said Mussallem. “As patients and clinicians increasingly recognize the significant benefits of our less-invasive therapies, supported by the growing body of compelling evidence, we remain optimistic about the long-term growth opportunity.”
About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its second quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13720547.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, third quarter and full year 2021 financial guidance, statements regarding the TAVR and TMTT opportunity, the compounded annual growth rate for the company and TAVR, statements regarding transforming patient treatment for TAVR and TMTT, approvals, clinical outcomes, adoption, and the information in the Outlook section.  No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the COVID pandemic, clinical trial or commercial results or new product approvals and therapy adoption; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, Edwards SAPIEN, CLASP, HemoSphere, PASCAL, PASCAL Precision, and SAPIEN are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1] “Adjusted” amounts are non-GAAP items. “Underlying” growth rates in this press release excludes foreign exchange fluctuations and includes the prior year sales results of a business acquired as if the acquisition had occurred at the beginning of the earliest period presented. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release also excludes intellectual property litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$1,376.0	$925.0	$2,592.6	$2,053.7
Cost of sales	334.3	238.2	627.7	503.3

Gross profit	1,041.7	686.8	1,964.9	1,550.4

Selling, general, and administrative expenses	374.5	274.9	705.3	582.7
Research and development expenses	225.3	182.1	432.3	369.5
Intellectual property litigation expenses, net	2.4	379.9	8.8	392.4
Change in fair value of contingent consideration liabilities	(102.6)	19.6	(107.1)	17.4

Operating income (loss)	542.1	(169.7)	925.6	188.4

Interest expense (income), net	1.0	(1.8)	0.7	(6.3)
Other (income) expense, net	(4.4)	0.3	(9.9)	(1.6)

Income (loss) before provision for income taxes	545.5	(168.2)	934.8	196.3

Provision for (benefit from) income taxes	56.0	(46.3)	107.1	7.6

Net income (loss)	$489.5	$(121.9)	$827.7	$188.7

Earnings (loss) per share:
Basic	$0.79	$(0.20)	$1.33	$0.30
Diluted	$0.78	$(0.20)	$1.31	$0.30

Weighted-average common shares outstanding:
Basic	622.3	620.3	622.7	622.5
Diluted	629.9	620.3	630.6	627.7

Operating statistics
As a percentage of net sales:
Gross profit	75.7%	74.2%	75.8%	75.5%
Selling, general, and administrative expenses	27.2%	29.7%	27.2%	28.4%
Research and development expenses	16.4%	19.7%	16.7%	18.0%
Operating income (loss)	39.4%	(18.3)%	35.7%	9.2%
Income (loss) before provision for (benefit from) income taxes	39.6%	(18.2)%	36.1%	9.6%
Net income (loss)	35.6%	(13.2)%	31.9%	9.2%

Effective tax rate	10.3%	27.5%	11.5%	3.9%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	June 30, 2021	December 31, 2020
ASSETS

Current assets
Cash and cash equivalents	$1,312.8	$1,183.2
Short-term investments	248.4	219.4
Accounts receivable, net	640.5	514.6
Other receivables	59.8	88.2
Inventories	759.5	802.3
Prepaid expenses	68.6	75.1
Other current assets	233.3	208.2
Total current assets	3,322.9	3,091.0

Long-term investments	1,014.2	801.6
Property, plant, and equipment, net	1,445.8	1,395.2
Operating lease right-of-use assets	84.6	94.2
Goodwill	1,171.8	1,173.2
Other intangible assets, net	327.0	331.4
Deferred income taxes	190.5	230.9
Other assets	105.3	119.6

Total assets	$7,662.1	$7,237.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$861.1	$866.7
Operating lease liabilities	25.1	27.2
Total current liabilities	886.2	893.9

Long-term debt	595.4	595.0
Contingent consideration liabilities	79.0	186.1
Taxes payable	190.2	215.3
Operating lease liabilities	63.7	72.7
Uncertain tax positions	234.2	214.4
Litigation settlement accrual	211.7	233.0
Other liabilities	268.4	252.4

Stockholders’ equity
Common stock	640.1	636.4
Additional paid-in capital	1,578.7	1,438.1
Retained earnings	5,392.7	4,565.0
Accumulated other comprehensive loss	(159.6)	(161.1)
Treasury stock, at cost	(2,318.6)	(1,904.1)
Total stockholders’ equity	5,133.3	4,574.3

Total liabilities and stockholders’ equity	$7,662.1	$7,237.1

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying" when referring to non-GAAP sales and sales growth information, which excludes currency exchange rate fluctuations and includes the impact of acquisitions. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses, net - The Company incurred net intellectual property litigation expenses of $6.4 million and $12.5 million in the first quarter of 2021 and 2020, respectively, and $2.4 million and $12.0 million in the second quarter of 2021 and 2020, respectively.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded income of $4.5 million and $2.2 million in the first quarter of 2021 and 2020, respectively, and income of $102.6 million and expense of $19.6 million in the second quarter of 2021 and 2020, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $1.1 million and $1.7 million in the first quarter of 2021 and 2020, respectively, and $3.3 million and $1.3 million in the second quarter of 2021 and 2020, respectively.

Litigation Settlement - In the second quarter of 2020, the Company recorded a $367.9 million charge to settle certain patent litigation related to transcatheter mitral and tricuspid repair products.

Provision for (Benefit from) Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended June 30, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,376.0	75.7%	$542.1	$489.5	$0.78	10.3%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	2.4	1.7	—	—
Change in fair value of contingent consideration liabilities	—	—	(102.6)	(94.0)	(0.14)	0.5
Amortization of intangible assets	—	0.2	3.3	3.0	—	—
Adjusted	$1,376.0	75.9%	$445.2	$400.2	$0.64	10.8%

	Three Months Ended June 30, 2020
	Net Sales	Gross Profit Margin	Operating (Loss) Income	Net (Loss) Income	Diluted EPS	Effective Tax Rate
GAAP	$925.0	74.2%	$(169.7)	$(121.9)	$(0.20)	27.5%
Non-GAAP adjustments: (A) (B)
Litigation settlement	—	—	367.9	306.9	0.49	(22.9)
Intellectual property litigation expenses, net	—	—	12.0	9.2	0.02	0.4
Change in fair value of contingent consideration liabilities	—	—	19.6	18.2	0.03	3.1
Amortization of intangible assets	—	0.2	1.3	1.1	—	0.1
Adjusted	$925.0	74.4%	$231.1	$213.5	$0.34	8.2%

	Six Months Ended June 30, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$2,592.6	75.8%	$925.6	$827.7	$1.31	11.5%
Non-GAAP adjustments: (A)
Intellectual property litigation expenses, net	—	—	8.8	7.0	0.01	—
Change in fair value of contingent consideration liabilities	—	—	(107.1)	(98.1)	(0.16)	0.4
Amortization of intangible assets	—	0.2	4.4	4.0	0.01	—
Adjusted	$2,592.6	76.0%	$831.7	$740.6	$1.17	11.9%

	Six Months Ended June 30, 2020
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$2,053.7	75.5%	$188.4	$188.7	$0.30	3.9%
Non-GAAP adjustments: (A) (B)
Litigation settlement	—	—	367.9	306.9	0.49	6.7
Intellectual property litigation expenses, net	—	—	24.5	19.5	0.03	1.5
Change in fair value of contingent consideration liabilities	—	—	17.4	16.2	0.02	0.2
Amortization of intangible assets	—	0.1	3.0	2.6	—	—
Adjusted	$2,053.7	75.6%	$601.2	$533.9	$0.84	12.3%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF GAAP DILUTED WEIGHTED-AVERAGE SHARES TO ADJUSTED DILUTED
WEIGHTED-AVERAGE SHARES

Three Months Ended June 30, 2020
GAAP Diluted Weighted-Average Shares Outstanding	620.3
Dilutive effect of stock plans	9.2
Adjusted Diluted Weighted-Average Shares Outstanding (A)	629.5

(A)GAAP diluted weighted-average shares outstanding excludes shares associated with the Edwards' stock plans during the three months ended June 30, 2020 as the impact is anti-dilutive since Edwards reported a net loss during that period. After reflecting the non-GAAP adjustments above, these shares become dilutive.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2020 Adjusted
Sales by Product Group (QTD)	2Q 2021	2Q 2020	Change	GAAP Growth Rate*	FX Impact	2Q 2020 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$901.5	$594.3	$307.2	51.7%	$16.7	$611.0	47.5%
Transcatheter Mitral and Tricuspid Therapies	22.1	6.1	16.0	259.3%	0.6	6.7	231.2%
Surgical Structural Heart	237.4	160.9	76.5	47.5%	6.3	167.2	42.0%
Critical Care	215.0	163.7	51.3	31.3%	5.1	168.8	27.2%
Total	$1,376.0	$925.0	$451.0	48.7%	$28.7	$953.7	44.2%

					2020 Adjusted
Sales by Product Group (YTD)	YTD 2Q 2021	YTD 2Q 2020	Change	GAAP Growth Rate*	FX Impact	YTD 2Q 2020 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$1,693.2	$1,336.5	$356.7	26.7%	$34.7	$1,371.2	23.5%
Transcatheter Mitral and Tricuspid Therapies	38.4	16.6	21.8	131.8%	1.3	17.9	115.0%
Surgical Structural Heart	450.4	354.3	96.1	27.1%	12.7	367.0	22.8%
Critical Care	410.6	346.3	64.3	18.6%	10.1	356.4	15.2%
Total	$2,592.6	$2,053.7	$538.9	26.2%	$58.8	$2,112.5	22.7%

					2020 Adjusted
Sales by Region (QTD)	2Q 2021	2Q 2020	Change	GAAP Growth Rate*	FX Impact	2Q 2020 Adjusted Sales	Underlying Growth Rate *
United States	$795.7	$516.2	$279.5	54.1%	$—	$516.2	54.1%
Europe	309.8	204.7	105.1	51.1%	21.9	226.6	36.2%
Japan	131.8	106.8	25.0	23.4%	(1.5)	105.3	24.3%
Rest of World	138.7	97.3	41.4	42.8%	8.3	105.6	30.4%
International	580.3	408.8	171.5	41.9%	28.7	437.5	31.8%
Total	$1,376.0	$925.0	$451.0	48.7%	$28.7	$953.7	44.2%

					2020 Adjusted
Sales by Region (YTD)	YTD 2Q 2021	YTD 2Q 2020	Change	GAAP Growth Rate*	FX Impact	YTD 2Q 2020 Adjusted Sales	Underlying Growth Rate *
United States	$1,470.4	$1,183.6	$286.8	24.2%	$—	$1,183.6	24.2%
Europe	589.8	454.0	135.8	29.9%	44.1	498.1	18.2%
Japan	264.1	216.8	47.3	21.8%	2.6	219.4	20.2%
Rest of World	268.3	199.3	69.0	34.7%	12.1	211.4	26.7%
International	1,122.2	870.1	252.1	29.0%	58.8	928.9	20.7%
Total	$2,592.6	$2,053.7	$538.9	26.2%	$58.8	$2,112.5	22.7%

					2019 Adjusted
Sales by Product Group (QTD)	2Q 2021	2Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	2Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
Transcatheter Aortic Valve Replacement	$901.5	$677.7	$223.8	15.3%	$—	$12.3	$690.0	14.3%
Transcatheter Mitral and Tricuspid Therapies	22.1	7.0	15.1	78.6%	—	0.3	7.3	73.4%
Surgical Structural Heart	237.4	217.8	19.6	4.4%	—	5.7	223.5	3.1%
Critical Care	215.0	184.4	30.6	8.0%	1.2	2.7	188.3	6.9%
Total	$1,376.0	$1,086.9	$289.1	12.5%	$1.2	$21.0	$1,109.1	11.4%

					2019 Adjusted
Sales by Product Group (YTD)	YTD 2Q 2021	YTD 2Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	YTD 2Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
Transcatheter Aortic Valve Replacement	$1,693.2	$1,275.4	$417.8	15.2%	$—	$21.9	$1,297.3	14.2%
Transcatheter Mitral and Tricuspid Therapies	38.4	11.3	27.1	85.0%	—	0.5	11.8	80.3%
Surgical Structural Heart	450.4	432.5	17.9	2.0%	—	10.5	443.0	0.9%
Critical Care	410.6	360.7	49.9	6.7%	7.5	6.0	374.2	4.8%
Total	$2,592.6	$2,079.9	$512.7	11.6%	$7.5	$38.9	$2,126.3	10.4%

					2019 Adjusted
Sales by Region (QTD)	2Q 2021	2Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	2Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
United States	$795.7	$624.9	$170.8	12.8%	$1.1	$—	$626.0	12.7%
Europe	309.8	241.7	68.1	13.2%	0.1	17.4	259.2	9.2%
Japan	131.8	113.1	18.7	8.0%	—	0.8	113.9	7.2%
Rest of World	138.7	107.2	31.5	13.7%	—	2.8	110.0	12.3%
International	580.3	462.0	118.3	12.1%	0.1	21.0	483.1	9.4%
Total	$1,376.0	$1,086.9	$289.1	12.5%	$1.2	$21.0	$1,109.1	11.4%

					2019 Adjusted
Sales by Region (YTD)	YTD 2Q 2021	YTD 2Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	YTD 2Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
United States	$1,470.4	$1,187.7	$282.7	11.3%	$6.7	$—	$1,194.4	11.0%
Europe	589.8	476.4	113.4	11.3%	0.4	30.8	507.6	7.7%
Japan	264.1	211.5	52.6	11.7%	0.2	5.4	217.1	10.1%
Rest of World	268.3	204.3	64.0	14.6%	0.2	2.7	207.2	13.8%
International	1,122.2	892.2	230.0	12.1%	0.8	38.9	931.9	9.7%
Total	$2,592.6	$2,079.9	$512.7	11.6%	$7.5	$38.9	$2,126.3	10.4%

* Numbers may not calculate due to rounding.